UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2006 (June 13, 2006)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of June 13, 2006, the board of directors of Dividend Capital Total Realty Trust Inc. (the “Company”) appointed John E. Biallas as Chief Operating Officer of the Company. In connection with his appointment as Chief Operating Officer, Mr. Biallas resigned from his position as Chief Financial Officer and Treasurer of the Company. Mr. Biallas will serve as Chief Operating Officer of the Company until his successor is elected and qualifies or until his death, resignation or removal in the manner provided in the Company’s bylaws.

Effective as of June 13, 2006, the board of directors of the Company appointed James R. Giuliano III as Chief Financial Officer and Treasurer of the Company. Mr. Giuliano will serve as Chief Financial Officer and Treasurer of the Company until his successor is elected and qualifies or until his death, resignation or removal in the manner provided in the Company’s bylaws. Since April 11, 2005, the date of the Company’s formation, there have been no transactions, and there are no currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Giuliano had, or will have, a direct or indirect material interest.

The following is some information regarding Mr. Giuliano’s professional background:

James R. Giuliano III, age 48, is the Chief Financial Officer and Treasurer of Dividend Capital Total Realty Trust Inc. Mr. Giuliano has over 20 years experience in the real estate industry as a senior executive and is also Chief Financial Officer and Chief Operating Officer of Black Creek Capital LLC, a Denver based real estate investment firm which he joined in May 2006. From 2003 to 2005, Mr. Giuliano served as Executive Vice President and Chief Financial Officer of Empire Companies, an Ontario, California-based company involved in diverse real estate activities including land development, master planned communities and multifamily and retail development and operations. From 2000 to 2003, he was President and Chief Executive Officer of MerchantWired LLC, based in Indianapolis, Indiana, which provided technology solutions to customers in the national retail real estate industry. From 1996 to 2000, Mr. Giuliano served as Principal Financial Officer for Operations of Simon Property Group, one of the nation’s largest retail REITs, where he was a member of the executive management team and oversaw all financial operations for the parent company and led a financial staff of over 200 professionals. In 1998, Mr. Giuliano also became President of Simon Global Investments, a wholly owned subsidiary of Simon Property Group, formed to enable expansion of that company’s business into global markets. From 1993 to 1996, he was Chief Financial Officer and a member of the Board of Directors of DeBartolo Realty Corporation, a major publicly traded retail mall REIT in the U.S. where, in addition to managing the corporate finance function, he oversaw the $1.1 billion initial public offering on behalf of the company. Prior thereto, Mr. Giuliano spent ten years and became a partner in public accounting at Kenneth Leventhal & Company, where he served primarily real estate clients. Mr. Giuliano is a Certified Public Accountant and holds a Bachelor’s Degree in Accounting from Babson College.

Item 8.01	Other Events.

On June 13, 2006, the board of directors of the Company declared a third quarter 2006 cash dividend of $0.1375 per share of common stock payable to all common stockholders of record as of the close of business on each day during the period, from July 1, 2006 through and including September 30, 2006, pro-rated for the period of ownership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: June 14, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer